Exhibit 10.1

May 21, 2024
Lance Rosenzweig
11925 Currituck Dr
Los Angeles CA 90449

Dear Lance:
I am pleased to confirm our offer for you to serve Pitney Bowes Inc. (“Company”) as its Interim Chief Executive Officer (“Interim CEO”), reporting directly to the Company’s Board of Directors (the “Board”), with your service as Interim CEO beginning on May 22, 2024 (the “Start Date”). Subject to Board approval, the terms of your compensation and benefits package are as follows:
1.    Your base salary will be at the annualized rate of $95,000 paid on a bi-weekly basis, less applicable withholdings and other payroll deductions.
2.    Your position is eligible for a long-term incentive award with a target grant value of $4 million (calculated as provided below), split 40/60 between restricted stock units (“RSUs”) and performance stock units (“PSUs”). The RSUs will vest in four equal installments with 25% vesting on your Start Date; 25% vesting on August 21, 2024; 25% vesting on November 20, 2024; and the final 25% vesting on February 19, 2025, provided that, in the event you cease serving as the Interim CEO for any reason (including, for the avoidance of doubt, by reason of your termination of employment for any reason, or the appointment of anyone other than you as non-interim, or interim Chief Executive Officer (even if you continue to be employed in some other capacity or continue to serve on the Board following such other individual’s appointment as non-interim or interim Chief Executive Officer)), you will forfeit all unvested RSUs for no consideration.
3.    The performance metrics applicable to the PSUs will be established by the Board as previously communicated to you and must be met in order for the PSUs to vest. In making its determination, the Board will consider, in its sole discretion, the extent of performance toward the achievement of the respective objective if the term of employment as Interim CEO ends prior to the performance objective being achieved. Furthermore, the Board will also consider any other macro events or other events outside of your control in determining whether to make any adjustments to performance objectives or achievement thereof.
4.    Your long-term incentive award will be granted to you promptly following your Start Date and the number of shares underlying the award will be calculated by dividing $1,600,000, with respect to the RSUs, and $2,400,000, with respect to the PSUs, by the average trading price of a share over the ten trading days prior to your Start Date. The RSUs and PSUs will be subject to your continued employment with the Company through the applicable vesting date as Interim CEO and the terms and conditions of the applicable award agreements evidencing the awards.

5.    As of your Start Date, you will continue to serve as a member of the Board. Should you cease to be the Company’s Interim CEO for any reason, you shall tender your resignation from the Board and the Board shall decide whether to accept such resignation. You shall not receive additional compensation for continuing to serve on the Board during your term of service as Interim CEO.

During your employment with the Company you will be entitled to participate in any employee benefit plan, perquisite or arrangement offered to similarly-situated senior executives at your compensation band level, subject in each case to the applicable terms and conditions of the applicable plan or program as in effect from time to time; provided, however, you will not be eligible to participate in the Pitney Bowes Severance Pay Plan or the Senior Executive Severance Policy or receive any other severance benefits or payments in connection with the termination of your employment as Interim CEO, regardless of the reason that you no longer serve as Interim CEO. Also, you understand and agree that you shall also not be entitled to receive an annual cash incentive award of any nature or type.

In addition, you will be entitled to reimbursement of up to $20,000 for reasonable legal fees in connection with the negotiation of the terms of your employment as Interim CEO, subject to documentation of such fees pursuant to Company policy.

Your employment will be at-will and can be terminated by you or the Company at any time and for any reason. In accepting this offer, you agree that you have relied only on the terms set forth above and in the attached Terms and Conditions, and not on any other representation or statement made by a Company employee, agent or representative. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its compensation and benefit programs.
This offer is subject to the terms set forth in the attached document, Terms and Conditions.
Sincerely,

PITNEY BOWES INC.

Name:    Lauren Freeman-Bosworth
Title:    Executive Vice President, General Counsel & Corporate Secretary

AGREED AND ACCEPTED:

Lance Rosenzweig

May 22, 2024

Terms and Conditions
1.    As a condition of employment, you will be required to enter into and comply with a Proprietary Interest Protection Agreement in a form acceptable to the Company.
2.    As a condition of your employment, you will be required to enter into and comply with a PB Resolve Agreement. The PB Resolve Agreement requires, among other provisions, that all covered disputes you may have with the Company, and that the Company may have with you, be submitted to the Company’s alternate dispute resolution process (“PB Resolve”), which includes full and final resolution of disputes through a four-step process, ending with binding arbitration.
3.    Compliance, as an express condition of employment, applicable Company policies, including the Pitney Bowes Drug Free Workplace and Substance Policy Statement dated June 1, 1989.
4.    You will provide the proper documents and information to complete required immigration control forms (1-9) within three business days of your Start Date.
5.    You will not provide to Pitney Bowes, nor use in your employment with Pitney Bowes, any documents or any confidential information concerning any business, technical or other matters of which you might be aware as a result of your former employment, or from any other party. If at any time you are in doubt about whether or not to bring with you any information or disclose any such information, you should resolve the situation by not disclosing or discussing any such information. Violation of this important instruction will be grounds for immediate dismissal.
6.    You have advised us that you are not under any current or former agreement that prohibits you from being employed by Pitney Bowes or from performing any of the job duties and responsibilities for the position you are being offered. You understand that in the event such an agreement exists, Pitney Bowes has the right to end your employment or contest the agreement at its sole discretion. In addition, you understand and agree that your employment is “at-will”, which means that you or Pitney Bowes can end your employment at any time for any reason.